UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  December 8, 2009

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH  45202

(Address of principal executive offices)

Registrant’s telephone number:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02             Results of Operations and Financial Condition.

On December 8, 2009, the Company released its earnings for third quarter 2009.  Attached hereto as Exhibit 99.1, and filed herewith, is the text of that release.

Section 7 — Regulation FD

Item 7.01            Regulation FD Disclosure.

2009 Guidance:

Identical supermarket sales growth (excluding fuel sales)

2.0 — 2.5%, assuming persistent deflation, increased competitive activity, and cautious spending behavior, all as experienced during third quarter 2009 continues to affect Kroger’s business for the remainder of the fiscal year.

Net earnings per diluted share

$1.60 - $1.70, excluding the southern California impairment charges recorded in the third quarter, and assuming persistent deflation, increased competitive activity, and cautious spending behavior, all as experienced during third quarter 2009 continues to affect Kroger’s business for the remainder of the fiscal year.

Non-fuel operating margin	Declining, excluding the southern California impairment charges recorded in the third quarter.

Capital expenditures

$1.9 - $2.1 billion, excluding acquisitions and purchases of leased facilities. These capital projects include approximately 45 — 55 major projects covering new stores, expansions and relocations, and 140 - 170 remodels, and other investments to support our Customer 1st business strategy.

Supermarket square footage growth	1.5 — 2.0% before acquisitions and operational closings, with an emphasis on large, fast-growing markets.

Expected tax rate	Approximately 36%, excluding the southern California impairment charges recorded in the third quarter.

Fuel margins	Our guidance for fiscal 2009 assumes a normalized fuel margin of approximately 11¢ per gallon as well as continued strong growth in gallons sold.

LIFO	$62 million. This forecast is based on cost changes for products in our inventory.

Pension Contributions/Expenses

Company-sponsored pension plans

We expect 2009 expense to be comparable to 2008.  We contributed $200 million to these plans in February 2009 and an additional $65 million in September 2009.  We do not expect to make additional contributions to these plans during the remainder of 2009.

401(k) plan

For 2009, we expect a slight increase in our cash contributions and expense compared to 2008.

Multi-employer plans

In 2008, we contributed approximately $220 million to these pension funds.  This amount is not expected to grow significantly in 2009, but over the course of the next several years, contributions to pension funds are expected to increase, and depending on how the markets affect asset values, as well as other factors, our annual contributions could easily double.

Labor:

We have negotiations this year covering store associates in Atlanta, Dallas and Portland.  Negotiations this year will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care, and we must address the underfunding of Taft-Hartley pension plans.

Other Guidance:

The Company anticipates current operating conditions will extend at least through the first half of fiscal 2010.  Deflation is expected to moderate throughout the year, and Kroger will be cycling many of the price investments put in place during the first half of 2009.  The Company believes that the combination of these factors will produce 2010 identical sales growth, excluding fuel, and earnings per share growth, both above the forecasted 2009 full-year results, excluding the southern California impairment charges.

Given the current environment, Kroger now anticipates investing less than $2 billion annually, on average, in capital projects during the next three fiscal years, which is approximately $1 billion less than the Company’s original plan for that time period.

In 2010, we will negotiate contracts covering store associates in Houston, Toledo, Seattle, Michigan, Little Rock, and Cincinnati.  We will also negotiate a Teamster contract in southern California.

Our ability to achieve sales and earnings per share goals may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; the extent to which our customers exercise caution in their purchasing in response to economic conditions; weather conditions; stock repurchases; the success of our future growth plans; goodwill impairment; unexpected changes in product costs; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel. In addition, any delays in opening new stores, or changes in the economic climate, could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales could be adversely affected by increased competition and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products. Our guidance for identical supermarket sales growth excluding fuel assumes that the third quarter trends including persistent deflation, increased competitive activity and cautious spending behavior of customers continue for the remainder of the fiscal year. The extent to which the adjustments we are making to our strategy creates value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including persistent deflation, increased competitive activity, and cautious spending behavior of our customers. Although we believe that deflation will moderate in 2010, it could fail to do so, or could increase and could have an adverse effect on our sales, earnings and capital expenditures.  Our guidance for LIFO is based on our forecast of cost changes for products in our inventory. Our estimate of product cost changes could be affected by general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control. Our non-fuel operating margin guidance could change if we are unable to pass on any cost increases, if our strategies fail to deliver the cost savings contemplated, or if changes in the cost of our inventory and the timing of those changes differ from our expectations.  Our LIFO charge and the timing of our recognition of LIFO expense will be affected by changes in product costs during the year.  Our fuel margins could fail to normalize at 11¢ per gallon if the pattern of rapid changes in fuel costs continues.  Our capital expenditures, and the number of projects that we complete, could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs vary from those budgeted; or our logistics and technology or store projects are not completed on budget or in the time frame expected; or if current operating conditions fail to improve, or worsen.  Square footage growth during the year is dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects.  Any change in tax laws, the regulations related thereto, the applicable accounting rules or standards, or the interpretation thereof by federal, state or local authorities could affect our expected tax rate. Should asset values in the multi-employer pension funds further deteriorate, or if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions could increase more than we have anticipated. The actual amount of cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of employees who participate and the level of their participation.

Section 9 — Financial Statements and Exhibits

Item 9.01            Financial Statements and Exhibits.

(d)    Exhibits.

99.1            Earnings release for third quarter 2009, filed herewith.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

December 8, 2009	By:	/s/ Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Earnings release for third quarter 2009, filed herewith.